Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT for all of the issued and outstanding limited liability company interests of Sprague Canadian Properties LLC dated December 9, 2014 at 11:00 AM (EST).

BETWEEN:	SPRAGUE RESOURCES ULC, an unlimited liability company, duly constituted pursuant to the laws of British Columbia, having its registered office at 700 West Georgia St., 25th Floor, Vancouver, British Columbia, V7Y 1B3, herein acting and represented by Jacques Ferraro, its Vice President, Finance and Administration, duly authorized hereto as he so declares by signing this Agreement;

(hereinafter referred to as the “Purchaser”)

AND:	SPRAGUE INTERNATIONAL PROPERTIES LLC, a limited liability company, duly formed pursuant to the laws of Delaware, having its registered office at 185 International Drive, Portsmouth, NH 03801, herein acting and represented by Paul A. Scoff, its Vice President, General Counsel, and Secretary, duly authorized hereto as he so declares by signing this Agreement;

(hereinafter referred to as the “Seller”)

AND:	SPRAGUE CANADIAN PROPERTIES LLC, a limited liability company duly formed pursuant to the laws of Delaware, having its registered office at 185 International Drive, Portsmouth, NH 03801, herein acting and represented by Paul A. Scoff, its Vice President, General Counsel, and Secretary, duly authorized hereto as he so declares by signing this Agreement;

(hereinafter referred to as the “Company”)

TO WHICH INTERVENES:	AXEL JOHNSON INC., a corporation duly incorporated pursuant to the laws of Delaware, having its head office at 155 Spring Street, New York, NY 10012, herein acting and represented by Michael D. Milligan, its President and Chief Executive Officer, duly authorized hereto as he so declares by signing this Agreement;

(hereinafter referred to as “AJI”)

PREAMBLE

WHEREAS the Seller wishes to sell all of the issued and outstanding limited liability company interests of the Company (the “Interest”), and the Purchaser wishes to purchase the Interest and be admitted as the sole member of the Company in accordance with Delaware law.

WHEREAS the sole asset of the Company is all of the issued and outstanding shares of Kildair Service Ltd., a corporation governed by the laws of British Columbia (“Kildair”).

WHEREAS the Purchaser is indirectly a wholly owned subsidiary of Sprague Operating Resources LLC, a Delaware limited liability company (“OLLC”) which is itself a wholly owned subsidiary of Sprague Resources LP, a Delaware limited partnership (the “MLP”).

WHEREAS OLLC and Sprague Resources GP LLC, a Delaware limited liability company, acting as general partner of the MLP are, and have been since October 2007, involved in the management of the Business through some of their directors and officers, and are therefore familiar with the Business in that:

a)	OLLC indirectly acquired 50% of the issued and outstanding shares of Kildair on October 1, 2007 and the remaining 50% on October 1, 2012; and

b)	On October 31, 2013, in connection with the closing of the initial public offering of the MLP : (i) OLLC assigned to the Company all of the issued and outstanding shares of the capital stock of Kildair; and (ii) OLLC was conveyed to the MLP.

WHEREAS the Purchaser and the Seller agree that the purchase and sale of the Interest be governed by the terms and conditions of this Agreement.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes hereof, unless there is something in the subject matter or context inconsistent therewith or unless they are defined hereinafter in this Agreement, the following terms and expressions shall have the following meanings:

1.1.1	“Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.

1.1.2	“Agreement” means this Purchase Agreement, as amended from time to time, including all of the Schedules attached hereto and forming part hereof, including all amendments and restatements thereof, including all agreements, certificates and other instruments delivered or given pursuant to this Agreement, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement.

1.1.3	“Assets” means all of the tangible and intangible assets owned or used by the Group or otherwise needed for the conduct of the Business of the Group.

1.1.4	“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, certificate, registration, ruling, clearance or similar authorization of any Governmental Entity having jurisdiction over the Person.

1.1.5	“Books and Records” means all books of account, copies of tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, registers and operating manuals, plans and projections and all other documents, files, correspondence and other information of the Business (whether in written, printed, electronic or computer printout form) in respect of periods prior to the Closing.

1.1.6	“Business” means (i) as for the Company: the ownership of Kildair; (ii) as for Kildair: the trading in a wide range of petroleum products, including heavy fuel oil, marine fuel oil and asphalt products in Eastern Canada, the U.S. Northeast and international markets, together with storage services for petroleum products; (iii) as for Wintergreen: the transportation of petroleum and paper products by truck; (iv) as to Transit: the transportation of petroleum products by rail and by ship for the account of Kildair; unless inconsistent with the context, Business shall mean the business of the Group.

1.1.7	“Business Day” means any day other than Saturday, Sunday or any other legal holiday in the Province of Québec or in the Commonwealth of Massachusetts, United States.

1.1.8	“Closing” means the closing of the transactions contemplated herein on the Closing Date.

1.1.9	“Closing Date” means the date hereof.

1.1.10	“Common Units” means the MLP’s Common Units as such term is defined in the Partnership Agreement.

1.1.11	“Common Unit Price” means the volume-weighted average closing price of the Common Units as reported by the New York Stock Exchange, obtained from Bloomberg L.P., for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern Time during the 20 consecutive trading days ending the day prior to the date of this Agreement.

1.1.12	“Common Unit Amount” means 462,408 Common Units, which is the number of Common Units (rounded down to the nearest whole Common Unit) equal to $10,000,000.00 divided by the Common Unit Price.

1.1.13	“Company” means Sprague Canadian Properties LLC.

1.1.14

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs related to the Business, including, without limitation, any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development, or any of the Assets. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective merchants and customers; performance, compensation, and other personnel data concerning employees of the Group; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include information that is or becomes publicly available without disclosure by Seller, Purchaser, or any of their respective Restricted Persons (as defined in Section 7.6) in violation of this Agreement.

1.1.15	“Consent” means any consent of any Person required in order to give effect to the transactions contemplated hereby, and includes all consents required to be given under any contract, Lease or Authorization for such purpose.

1.1.16	“Constating Documents” means, in the case of a body corporate, the articles and certificate(s) of incorporation and the articles and certificate(s) of amendment, amalgamation, arrangement, reorganization, continuance or revival, as the case may be, of such body corporate or the memorandum of agreement, special act or statute and any other instrument or constating document by or pursuant to which the body corporate is incorporated or comes into existence, and its by-laws in effect from time to time; in the case of a limited liability company, the certificate of formation and limited liability company agreement, operating agreement, or like agreement; in the case of a limited partnership, the certificate of limited partnership and partnership agreement, operating agreement, or like agreement; or as to any other legal Person, its charter or agreement or similar document adopted or filed in connection with its creation, formation, or organization; and all amendments to or restatements of any of the foregoing.

1.1.17	“Credit Agreement” means that amended and restated credit agreement dated as of the date hereof between, inter alia, OLLC, the Purchaser, Kildair and various lenders and agents listed in such agreement.

1.1.18	“Employee Plans” means all material employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, phantom stock, stock appreciation, deferred compensation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices in respect of the Business, employees, officers or directors of the Group maintained, sponsored or funded by the Group, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

1.1.19	“Employees” means those individuals who are employed by any Group Member.

1.1.20	“Encumbrance” means any hypothec, mortgage, priority, charge, pledge, lien, assignment in guaranty, security interest, encumbrance, easement, servitude, action, claim, demand, option, lease, offer, title defect, expropriation notice, right of first refusal, restriction of any kind, or any other right or equity of any nature whatsoever or howsoever arising and any right or privilege capable of becoming any of the foregoing.

1.1.21	“Environment” means all components of the earth, including: (a) soil, land surface or subsurface strata (whether or not submerged or covered by a structure); (b) surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands); (c) ground waters; (d) drinking water supply; (e) sewer system; (f) ambient air (including the air within any structure, building or underground space); (g) organic and inorganic matter; (h) living species and organisms; and (i) a combination of any of the foregoing, and, generally, the ambient milieu in which living species and organisms have dynamic relations.

1.1.22	“Environmental Laws” means all applicable Laws and all other statutory requirements relating to the contamination, protection or regulation of the Environment, including but not limited to laws relating to the storage, generation, use, handling, processing, labelling transportation, treatment, release and disposal of Hazardous Materials.

1.1.23	“Environmental Permits” means all Authorizations required under Environmental Laws.

1.1.24	“Environmental Standard” means the concentrations, amounts or conditions specified in any Environmental Laws, in a risk assessment approved by a Canadian Governmental Entity or in any standards or criteria that are used for the purposes of analyzing and assessing the concentrations of substances in the soil or groundwater during a Phase II Environmental Site Assessment.

1.1.25	“Financial Statements” means the audited and consolidated financial statements of Kildair for the year ended December 31, 2013, a copy of which financial statements has been made available to the Purchaser.

1.1.26	“Fundamental Representations” means the representations of the Seller contained in Sections 3.1, 3.2, and 3.3.

1.1.27	“Governmental Entity” means (i) any federal, provincial, state, municipal, local or other governmental or public department, authority, central bank, court, tribunal, commission, board, bureau, agency, or other instrumentality or authority, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

1.1.28	“Group” means the Company and the Subsidiaries, each of which is referred to as a “Group Member”.

1.1.29

“Hazardous Materials” means (a) any substance or material that is prohibited, regulated, designated or otherwise determined to be a pollutant, contaminant, toxic substance, deleterious substance, dangerous good, waste or residual material, hazardous waste or hazardous residual material, hazardous substance, hazardous material or any other similar designation, under any provision of Environmental Laws; (b) any petroleum product or by-product and derivatives thereof, including oil and fuel of any kind; (c) any substance or material that is toxic, explosive, poisonous, corrosive, flammable, radioactive, oxidizing, leachable, carcinogenic or mutagenic; (d) asbestos and any asbestos-containing material, including asbestos-containing vermiculite, chlorinated solvents, polychlorinated biphenyls, lead paint and urea formaldehyde foam insulation; (e) mould, radon, pyrite and mercury; (f) any microorganism, sound, vibration, rays, heat, odour or radiation that is likely to alter the quality of the Environment in any way; and (g) any substance or material that is otherwise regulated by Environmental Laws.

1.1.30	“Intellectual Property” means all domestic and foreign rights, title and interests in business, trade or brand names and trademarks, patents, patent requests, discoveries, methods, techniques, plans, designs, including industrial designs, inventions, specifications, software, technical information, know-how, technology, formulas, algorithms, copyrights, data banks, data, models, patterns, prototypes in use or in development, results and knowledge stemming from, directly or indirectly, the realization of research and development projects and that are not in the public domain, including all rights, title and interests in all improvements or modifications to any of the foregoing elements, the rights related to their registration, to the registration requests or to their renewal, and all other rights of industrial or intellectual property, including inter alia any rights in licenses and sub-licenses.

1.1.31	“Interest” has the meaning set forth in the Recitals.

1.1.32	“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

1.1.33	“Kildair” has the meaning set forth in the Recitals.

1.1.34	“Larger Customers” has the meaning set forth in Section 3.22.

1.1.35	“Larger Suppliers” has the meaning set forth in Section 3.22.

1.1.36	“Laws” means any and all applicable laws (including the common law), regulations, rules, by-laws, ordinances, decrees, orders and other forms of legislation, judicial or arbitral or administrative or ministerial or departmental or regulatory judgements, orders, decisions, rulings, awards, policies and guidelines, to which the Group is subject or governing the operation of the respective Business of each Group Member.

1.1.37	“Liabilities” means any and all liabilities of the Group of any nature whatsoever, including all bank loans and operating lines of credit, all accounts payable and accrued liabilities, all Taxes payable, the current portion of the long-term debt and the long-term debt of the Group, but excluding inter-company advances and payables and any future income tax liabilities.

1.1.38	“Losses” means any and all damages, fines, Taxes, fees, penalties, deficiencies, losses, and expenses, including, without limitation, interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment.

1.1.39	“Material Adverse Effect” means a change or effect that is or would reasonably be expected to be adverse to the condition (financial or otherwise) of the Group or the Business.

1.1.40	“Material Contract” means any contract, agreement and commitment, whether oral or written, which involves or in any way materially affects the Business or the Group.

1.1.41	“Maximum” has the meaning set forth in Section 6.6.

1.1.42	“Minimum” has the meaning set forth in Section 6.6.

1.1.43	“MLP” has the meaning set forth in the Recitals.

1.1.44	“OLLC” has the meaning set forth in the Recitals.

1.1.45	“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with past practices or with a previously approved budget of the Person and is taken in the ordinary course of the day-to-day operations of the Person.

1.1.46	“Owned Assets” has the meaning set forth in Section 3.6.3.

1.1.47	“Owned Real Property” means the land and the buildings described in Schedule 1.1.47 to this Agreement.

1.1.48	“Parties” or “Party” means the Parties to this Agreement collectively or individually, as the case may be.

1.1.49	“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of October 30, 2013, entered into by and between Sprague Resources GP LLC, a Delaware limited liability company, as the General Partner (as defined therein), and the Initial Limited Partners (as defined therein), together with any other Persons (as defined therein) who become Partners (as defined therein) in the MLP or parties thereto as provided therein.

1.1.50	“Person” includes any natural or legal person as well as, without limitation, a Governmental Entity, a company, a corporation, a partnership, a firm, an association, a joint venture, a syndicate, a trust, a succession, and any other form of entity or organization of any nature whatsoever, and whether or not a legal entity.

1.1.51	“Private Placement” means a private placement to Accredited Investors pursuant to Regulation D promulgated under the Securities Act.

1.1.52	“Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

1.1.53	“Release” means any emission, discharge, release, deposit, issuance, spray, injection, abandonment, escape, spill, leak, seepage, disposal, burial, dispersal, exhaust, leaching or migration on or into the Environment, or into or out of any property, or any similar act or event as defined in any Environmental Laws.

1.1.54	“Securities” means shares, debentures, bonds, promissory notes, partnership units, subscription rights or warrants, securities and other rights of any nature whatsoever or howsoever arising to participate in the capital of a Person, including any interest in a limited liability company, partnership, association, joint venture or other unincorporated entity, as well as any rights, convertible securities, plans, programs, promises or options capable of becoming any of the foregoing.

1.1.55	“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

1.1.56	“Subsidiaries” means Kildair, Wintergreen and Transit.

1.1.57	“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, real or personal property, health, employee health, payroll, workers’ compensation, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and any other assessment, levy and contributions required to be paid in respect of employees pursuant to any income tax legislation, work-related or employment-related legislation, including the Act respecting Labour Standards and the Act respecting Manpower Vocational Training and Qualification; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above; (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any contract or arrangement with any other Person with respect to such amounts, including any liability for Taxes of a predecessor entity.

1.1.58	“Tax Laws” means all Laws relating to Taxes.

1.1.59	“Tax Return” means any return, report, election, notice, designation, declaration, information return, or other document filed with or submitted to, or required to be filed or submitted to, any Governmental Entity in connection with any Tax, including any schedules or amendments thereto.

1.1.60	“Transit” means Transit P.M. ULC, a wholly owned subsidiary of Wintergreen.

1.1.61	“Wintergreen” means Wintergreen Transport Corporation ULC, a wholly-owned subsidiary of Kildair.

1.2	Interpretation

Barring an express waiver or incompatibility with the context, the following rules of interpretation shall apply to this Agreement:

1.2.1	Additional Execution

Each Party shall at the request of any other Party execute and deliver, at the cost of the requesting Party, any further documents and do all acts and things as that Party may reasonably require to carry out the true intent and meaning of this Agreement.

1.2.2	Amendment

No term or provision hereof may be amended except by an instrument in writing signed by all of the Parties.

1.2.3	Approval

Any mention of approval, Authorization, Consent, notice or permission by any Person shall mean the written approval, Authorization, Consent, and notice or permission by that Person.

1.2.4	Assignment

No Party (including AJI) shall assign its rights hereunder without the prior written consent of the other Parties, except as expressly contemplated or permitted under this Agreement.

1.2.5	Benefit

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective representatives, successors and permitted assigns.

1.2.6	Copies and Original

Each copy of this Agreement shall, when signed by a Party, by either original or facsimile signatures, be deemed to be an original, and copies signed by all the Parties together shall constitute a sole, single and binding document.

1.2.7	Currency

Except where otherwise expressly provided all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.2.8	Default

Failure by any Party to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any Party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving Party.

1.2.9	Effect

This Agreement cancels and replaces all previous agreements, offers, letters, promises, proposals, understandings and negotiations between the Parties regarding the purchase and sale of the Interest.

1.2.10	Including

The words “including”, “notably” and “particularly”, when they follow a term or a general statement, may not be interpreted as limiting the term or the general statement to specific items listed immediately after these words or to similar items, the intention being that the term or general statement designates all other items which could reasonably fall within the largest possible range of interpretation.

1.2.11	Reference to a Law

Reference to a specific Law includes all regulations passed by virtue of that Law, all amendments that have become effective, as of the Closing Date, to that Law or regulations, and any Law or regulation that completes or replaces that Law or regulations. Should a Law have been repealed without replacement, any reference to that Law shall refer to the Law and its regulations as they stood immediately before the repeal.

1.2.12	Reference to this Agreement

In this Agreement, any reference to a Section is a reference to a Section of this Agreement unless otherwise indicated. In any Section hereof, unless indicated to the contrary, any reference to a Section includes all sub-sections unless it indicates a reference to another Section of the same Section.

1.2.13	Severability

The invalidity or non-enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

1.2.14	Number and Gender

Words importing the singular number only shall include the plural and vice versa, words importing gender shall include the feminine, masculine and neuter genders.

1.2.15	Time

Time is of the essence.

1.2.16	Title

The titles and subtitles of the Sections of this Agreement have been inserted strictly for the convenience of reference only and shall not affect the construction or interpretation hereof.

2.	CLOSING TRANSACTIONS

2.1	Purchase and Sale of Interest

The Seller hereby sells, conveys, transfers and assigns to the Purchaser, and the Purchaser hereby purchases, and is conveyed, transferred and assigned, the Interest from the Seller, and the Seller hereby ceases to be a member of, and Purchaser is hereby admitted as the sole member of, the Company. The Seller shall cooperate with the Purchaser, to the extent requested by the Purchaser, to amend the Company’s limited liability company agreement to replace all references to the Seller therein with the Purchaser.

2.2	Purchase Price

The purchase price payable by the Purchaser to the Seller for the Interest (the “Purchase Price”) shall be equal to sixty-six million six hundred sixty five thousand dollars ($66,665,000) to be paid as follows: (i) fifty-six million six hundred sixty five thousand dollars ($56,665,000) payable by wire transfer of immediately available funds concurrently herewith, plus (ii) ten million dollars ($10,000,000) payable by the Common Unit Amount. The Common Units comprising the Common Unit Amount shall be issued by the MLP to the Seller (or its designee who must be an Accredited Investor) pursuant to a Private Placement and in accordance with Section 5.6 of the Partnership Agreement.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Interest and that the Purchaser would not have entered into this Agreement without such representations and warranties. Representations, warranties and covenants with respect to the Group simultaneously refer to the Group as a whole and to each Group Member. For the purposes of this section, any qualifier to any representation, warranty or covenant of the Seller is deemed to apply to all other representations, warranties or covenants to which such qualifier may reasonably apply.

3.1	Seller

3.1.1	The Seller is a limited liability company duly formed and validly existing under the laws of Delaware and is in good standing thereunder.

3.1.2	The Seller has a full and unlimited right to sell, convey, transfer, assign and deliver all of the Interest, to receive the Purchase Price. The Seller has the power and authority to execute this Agreement and to perform its obligations hereunder, and this Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms and conditions.

3.1.3	All corporate procedures and actions have been taken and authorizations obtained by the Seller to authorize the entering into of this Agreement and the consummation of the actions contemplated hereby.

3.1.4	The entering into of this Agreement, the performance by the Seller of its obligations under this Agreement and the consummation of each of the transactions contemplated herein, will not contravene, breach or result in any default under the Constating Documents of the Seller or under any material applicable Laws or material contracts by which the Seller may be bound.

3.1.5	No Person holds an option or any other right, whether pursuant to any Securities or otherwise, to acquire the Interest or any other Security of the Group, whether issued or not. The Seller and the Group Members are not bound by, have not entered into and are not bound to enter into, any offer, agreement, understanding or commitment regarding the Interest or any Assets of the Group.

3.1.6	No Authorization, Consent or approval of, or filing with or notice to, any Governmental Entity or other Person is required in connection with the execution, delivery or performance of this Agreement by the Seller or the sale of the Interest hereunder.

3.1.7	There are no limited liability company, voting, pooling or other agreements between the Seller and the Company, or other restriction of any nature whatsoever regarding the transfer of the Interest.

3.2	Group

3.2.1	The Company is a limited liability company duly formed under the laws of Delaware. Kildair is a corporation duly continued under the laws of British Columbia. Each of Wintergreen and Transit is an unlimited liability company duly continued under the laws of British Columbia. Each Group Member is a valid and subsisting or validly existing, as applicable, corporation or company under the laws of its jurisdiction of formation or continuance and is in good standing thereunder.

3.2.2	Each Group Member has the power to own or lease its Assets and to carry on its Business as is presently conducted by it. It is qualified to do business in each jurisdiction in which the nature of the Business conducted by it or the Assets owned or leased by it makes such qualification necessary.

3.2.3	There is no outstanding notice of violation or notice of inquiry issued, or inquiry commenced, against the Group with respect to the conduct of the Business and the conduct of the Business does not materially contravene any provisions of any Laws, nor would any such contravention have a Material Adverse Effect.

3.2.4	The Constating Documents of each Group Member are contained in their respective minute books.

3.2.5	All procedures and actions have been taken and authorizations obtained by the Company to authorize the consummation of the transactions contemplated hereby.

3.2.6	The execution of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder do not and will not: (i) violate, contravene or breach, or constitute a default under, the Constating Documents of the Company; or (ii) violate, contravene or breach, or constitute a default under, any Authorization, Laws, contract or commitment to which any Group Member is subject or by which it is bound, where such violation, contravention, breach or default would have a Material Adverse Effect upon any Group Member and, no Authorization, Consent or approval of, or filing with or notice to, any Governmental Entity or other Person is required by the Company or any other Group Member in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

3.3	Interest

3.3.1	The Interest has been validly issued and is outstanding as fully paid and non- assessable Securities in the capital of the Company.

3.3.2	The only issued and outstanding Securities of the Subsidiaries and the registered holders of such Securities are as set forth in Schedule 3.3.2.

3.3.3	The Seller is the sole member of the Company and, with respect to the Interest, the owner and the holder of record of such Interest, free and clear of all Encumbrances, and the Seller shall transfer to the Purchaser good, valid and marketable title to the Interest, free and clear of all Encumbrances.

3.3.4	There are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Group is, or may become, obligated to issue any Securities, including any Securities that are convertible or exchangeable, directly or indirectly, into any shares or interest of the Group.

3.3.5	There are no equity ownership interests in the Company other than the Interest.

3.3.6	The Company has no subsidiaries save for the Subsidiaries. Kildair has no subsidiaries save for Wintergreen and Transit, while Wintergreen has no subsidiaries save for Transit. The Group holds no Securities in any other Person, and the Group is not bound by any obligation, agreement, commitment or understanding to acquire any Securities in any other Person.

3.3.7	The Group has timely completed and filed any and all corporate returns and reports required by Laws.

3.4	Financial Statements

3.4.1	The Financial Statements are true, correct and complete in all material respects, are in accordance with the Books and Records of the Group and present fairly (i) the financial position of the Group, including its Assets and Liabilities; (ii) the revenues, expenses, earnings and results of operations of the Group; and (iii) the changes in the financial position of the Group, all as at the date and for the period therein specified and have been prepared in accordance with Canadian accounting standards for private enterprises, consistently applied.

3.4.2	No member of the Group has Liabilities except for those (a) which are required to be set forth on its balance sheet prepared in accordance with Canadian accounting standards for private enterprises, consistently applied, and that are disclosed, properly reflected in or reserved for in the Financial Statements, (b) incurred in the Ordinary Course since the date of the Financial Statements, or (c) disclosed on Schedule 3.4.2 hereto.

3.5	No Material Adverse Effect

Since the date of the Financial Statements there were no material changes in the conduct of the Business of the Group whether financial or any other, with the exception of those in the Ordinary Course of business, none of which, individually or jointly, had a Material Adverse Effect. Since the date of the Financial Statements there has not been a Material Adverse Effect. Since the date of the Financial Statements, except as disclosed on Schedule 3.5, the Group has carried on the Business in the Ordinary Course.

3.6	Assets

3.6.1	All Assets owned by the Subsidiaries as at December 31, 2013 have been duly accounted for and reflected in the Financial Statements.

3.6.2	All purchases and transfers of Assets have been duly accounted for in the Books and Records of the Group, as the case may be, in accordance with Canadian accounting standards for private enterprises, consistently applied.

3.6.3	The Subsidiaries are the owners of the Assets reflected in the Financial Statements and those purchased thereafter, with good and marketable legal and beneficial title, other than Assets disposed thereafter in the Ordinary Course (the “Owned Assets”).

3.6.4	The Group has good and marketable title to the Owned Assets free and clear of all Encumbrances except for those disclosed in Schedule 3.6.

3.6.5	No director, officer, shareholder or employee of the Group owns any assets of any nature, including Intellectual Property, used by the Group in carrying on the Business or necessary to that effect.

3.6.6	The Group is the owner or lessee and has the right to the unencumbered use of all of the Assets, including Intellectual Property, used or useful in carrying on its Business. The Assets are the only assets needed, and are sufficient, to conduct the Business in the Ordinary Course.

3.7	Leases of Real Properties

The Group is not a lessee under any lease with respect to any immovable property.

3.8	Owned Real Property

3.8.1	As at the Closing Date, the Seller has remitted to the Purchaser all documents with respect to the continued operation of the Owned Real Property. Each such document respecting the Owned Real Property is in full force and effect. The consummation of the transactions contemplated hereby will not constitute a default under and will not adversely affect any such document.

3.8.2	The Owned Real Property is in compliance with current applicable zoning or building code requirements and other applicable Laws.

3.8.3	The Owned Real Property is not subject to the provisions of the Act Respecting the Preservation of Agricultural Land and Agricultural Activities or any regulations or directives thereunder.

3.8.4	There is no outstanding written notice, directive or requirement of any Governmental Entity having jurisdiction advising of any defects in the construction or state of repair of the Owned Real Property and/or requiring any work to be done with respect thereto, or advising of any other non-compliance in respect of the Owned Real Property with any Laws, including non-compliance with any law, by-law or regulation relating to fire, safety, zoning, construction, occupancy or otherwise which has not been rectified to the satisfaction of the authority in question and, to the knowledge of the Seller, there exists no state of facts which could reasonably be expected to give rise to same.

3.8.5	The Owned Real Property, including, without limitation, all buildings, building systems, structural components, roofs, and building equipment, (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, with no material defects (excepting only miscellaneous items of immaterial value), (ii) are suitable for the purposes which they are currently being used, (iii) are subject to all necessary and material Authorizations, (iv) conform in all material respects with applicable Laws relating to their use and (v) are the only real property needed to conduct the Business in the Ordinary Course.

3.8.6	The applicable Group Member has good, valid and marketable title to all Owned Real Property, except as would not materially interfere with the use or occupancy of the Owned Real Property as it is currently being used or occupied. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing on the Closing Date or which will be due or owing at the Closing Date on account of the Owned Real Property.

3.9	Taxes

3.9.1	Each Group Member has filed with the appropriate Governmental Entities, within the prescribed period, all Tax Returns required to be filed by it as of the Closing Date in accordance with applicable Tax Laws. All such Tax Returns are true, correct and complete in all material respects. Each Group Member has paid, within the prescribed period, all Taxes of any nature whatsoever due and payable by it, on or prior to the Closing Date, without exception or reserve, including instalment of Taxes. All unpaid Taxes of each Subsidiary attributable to periods after December 31, 2013 arose in the Ordinary Course consistent with past practice, and are similar in nature and amount to Taxes which arose during the comparable period of time in the immediately preceding fiscal year. Adequate provision has been made, in the Books and Records of each Group Member, for all Taxes payable by it for all taxable periods ending, or deemed to end, on or immediately prior to the Closing Date, and, where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes in respect of any time prior to the Closing Date.

3.9.2	Each Group Member has timely paid and/or made sufficient instalments for, and has withheld, collected and/or remitted, any and all Taxes required to be paid, withheld, collected and/or remitted by it under applicable Laws (including municipal, surtaxes, business taxes, withholding taxes and any other amounts required to be withheld from employee or workers’ wages or other forms of remuneration) and is not in default in the payment or otherwise in respect of same.

3.9.3	The Group has not been granted any delay for filing Tax Returns or paying Taxes and has not waived any assessment delay in favour of any Governmental Entity.

3.9.4	Without limiting the generality of Section 3.10, there are no proceedings pending or threatened against any Group Member in respect of any Taxes, there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, and to the knowledge of the Seller, no event has occurred and no circumstance exists that might give rise to any of the foregoing.

3.9.5

The Seller is a non-resident of Canada within the meaning of the ITA but the Interest does not constitute “taxable Canadian property” within the meaning of the ITA such that the Purchaser is not required to withhold any Taxes with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, at the request of the Purchaser, the Seller and the Purchaser shall complete and file within the prescribed delay a protective notice under subsection 116(5.02) of the ITA and Section 1101.2 of the Taxation Act (Québec).

3.10	Litigation

Save as disclosed in Schedule 3.10, there are: (i) no actions, claims, complaints, grievances, arbitrations and other proceedings pending or, to the knowledge of the Seller, threatened, and no investigations against, with respect to, or affecting in any manner, the Group, the Business, the Assets or the Interest; and (ii) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Group, the Business, the Assets or the Interest; and, to the knowledge of the Seller, there exists no state of facts which could reasonably be expected to give rise to any of the foregoing.

3.11	Material Contracts

3.11.1	Schedule 3.11 sets forth a true, complete and accurate list and description of all Material Contracts.

3.11.2	The Group is not in default under any agreement to which it is a party where such default would have a Material Adverse Effect on the Business.

3.11.3	Except where the non-enforceability or breach of any portion of any Material Contract does not cause a Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms, and each such Material Contract is in full force and effect and in good standing, and the Group is entitled to all rights and benefits thereunder and for each written Material Contract a true, correct and complete copy thereof has been delivered to the Purchaser.

3.11.4	Except as set out in Schedule 3.11 entitled “Consents”, no Consents are required under any of the Material Contracts from any party thereto in connection with the completion of the transactions herein contemplated.

3.12	Vehicles and Equipment

All trucks, tractors, trailers and other vehicles and all equipment and machinery in excess of a fair market value of $25,000 that are used in the Business (i) are in all material respects in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, with no material defects (excepting only miscellaneous items of immaterial value), (ii) are suitable for the purposes for which they are currently being used, (iii) are subject to all necessary and material Authorizations and (iv) conform in all material respects with applicable Laws relating to their use.

3.13	Employees

3.13.1	Each Group Member is in compliance with all Laws respecting labour, labour standards, employment and employment standards and practices, including wages and hours of work, human rights, workers compensation, occupational health and safety, privacy and the protection of personal information and pay equity in respect of the Employees and there are no outstanding claims, Liabilities, complaints, investigations or orders under such Laws in respect of the Employees.

3.13.2	Except as disclosed in Schedule 3.13, no collective agreements or similar agreement is currently in place or being negotiated by any Group Member, and no notice to bargain has been issued, in respect of the Business or the Employees.

3.13.3	There is no labour strike, dispute, work slowdown or stoppage pending, involving, affecting or, to the knowledge of the Seller, threatened in respect of the Business.

3.13.4	All amounts due (including amounts due as a result of the transactions contemplated by this Agreement) or accrued due for (i) all salary, wages, bonuses, commissions, vacation with pay, (ii) severance pay, or (iii) benefits under the Employee Plans, have either been paid or are properly reflected in the Books and Records of the Group.

3.13.5	Schedule 3.13 contains a correct and complete list of each Employee including the Employee number, the Employee name, the date of employment, the gross annual salary of each Employee and each Employee’s short term inventive plan percentage.

3.13.6	There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment, except for annual workers’ compensation assessments received in the Ordinary Course (collectively, the “assessments”) or any other communications related thereto which have been received from the Commission de la santé et de la sécurité du travail in the twenty-four (24) month period prior to the Closing Date. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing on the Closing Date or which will be due or owing at the Closing Date pursuant to any workers’ compensation legislation in respect of the Business and to the knowledge of the Seller, no audit of the Business is currently being performed pursuant to any applicable workers’ compensation legislation. There are no facts or circumstances which may materially affect the Group’s accident cost experience in respect of the Business pursuant to any applicable workers’ compensation legislation, regulations or rules.

3.14	Employee Plans

3.14.1	Schedule 3.14 lists and describes all Employee Plans. Except as disclosed in Schedule 3.14, the Group does not sponsor a registered pension plan (as this term is defined in the ITA).

3.14.2	To the knowledge of the Seller, (i) no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other Person (other than routine claims for the payment of benefits) and (ii) there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plans required to be registered.

3.14.3	All contributions or premiums required to be paid and all withholdings and remittances required to be made by the Group in respect of the Employee Plans under the terms of any such Employee Plans or by Laws have been made in a timely fashion in accordance with the terms of the Employee Plans and all Laws.

3.14.4	No commitments to improve or otherwise amend any Employee Plan have been made except those required by applicable Law or which could not be reasonably expected to have a Material Adverse Effect.

3.15	Insurance

3.15.1	All physical Assets of the Group and the Owned Real Property are covered by fire and other insurance with reputable insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Schedule 3.15 attached hereto, entitled “Insurance”, sets out particulars of all the insurance policies held by the Group including the name of the insurer, the risks insured against and the amount of coverage.

3.15.2	The Group is not in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such policy, and all such policies are in full force and effect.

3.15.3	The Group has no reason to believe that any of the insurance policies listed in Schedule 3.15 will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

3.16	Intellectual Property

3.16.1	The Group is the sole beneficial owner and duly registered holder of all Intellectual Property rights as listed in Schedule 3.16.1 attached hereto, which are necessary to continue its operations and used or needed in connection with its Business. Such Intellectual Property rights are valid and the transfer of the Interest does not constitute a default under or will not adversely affect any such Intellectual Property rights.

3.16.2	The activities exercised by the Group and the use by it of the Intellectual Property rights as listed in Schedule 3.16.1 do not infringe on any Intellectual Property rights belonging to a third party.

3.16.3	The Group does not own any trademarks nor has it made any applications except for the trademark “Klinol” and “Kildair Service”.

3.17	Permits and Licenses

3.17.1	The Group holds the Authorizations listed in Schedule 3.17.1 entitled “Permits and Licenses”. Such Authorizations constitute all Authorizations required to be held under applicable Laws for the operation of its Business in the territories in which it operates, except where the failure to do so would not have a Material Adverse Effect. All such Authorizations are in full force and effect and in good standing and the Group is in compliance with the terms and conditions thereof, except for minor defaults which would not have a Material Adverse Effect.

3.17.2	The Group has not received any notice that these Authorizations will not be renewed at term or will be cancelled following the sale of the Interest and, to the knowledge of the Seller, there exists no state of facts which could reasonably be expected to give rise to the non-renewal or cancellation of same.

3.17.3	The transfer of the Interest shall not cancel or terminate any Authorization of the Group necessary for the operation of its Business except for such Authorization that does not have a Material Adverse Effect on the Group.

3.18	Environment

3.18.1	In all material aspects, the documentation listed in Schedule 3.18.1 entitled “Environment” contains all of the relevant environmental information for the period covering the previous three (3) years, including all Environmental Permits pertaining to the Assets and the Business insofar as it pertains to its compliance with Environmental Laws and all the reports and documents relating to the Release of Hazardous Materials by the Group.

3.18.2	Except as disclosed in Schedule 3.18.1, the Group is in compliance with all Environmental Laws and holds all Environmental Permits to operate the Assets and the Business in the Ordinary Course of its Business, such Environmental Permits are in good standing, there are no proceedings of any nature or kind to revoke, rescind, suspend or negatively amend any Environmental Permit and there are no facts or circumstances in existence that could reasonably be expected to result in any such proceeding.

3.18.3	The Group has not used, stored or generated in any place of business Hazardous Materials, with the exception of those products used, stored or generated in the Ordinary Course of its Business.

3.18.4	The Group has not received any notice of violation or non-compliance with any Environmental Law nor has any member of the Group been prosecuted for non-compliance with any Environmental Laws nor has any member of the Group settled any allegation of non-compliance short of prosecution and there are no facts or circumstances in existence that could reasonably be expected to result in any such prosecution.

3.18.5	The Group, nor any other Person for whose conduct it may be responsible, has made any Release of Hazardous Materials that is not in compliance with Environmental Laws, except for such Release which would not have a Material Adverse Effect.

3.18.6	There are no Hazardous Materials located at, on, in or under the Assets or the Owned Real Property exceeding any applicable Environmental Standard or requiring any action by the Group to comply with Environmental Laws, except for any such exceedance or action that could not have a Material Adverse Effect.

3.18.7	The Group does not have any Assets or Owned Real Property requiring any work, repair, construction, remediation or capital expenditure relating to Environment Matters to be made by the Group, nor has it received notice of any of the same, except for the undertakings taken by the Group in connection with Environmental Permits which would not have a Material Adverse Effect.

3.18.8	Without limiting the scope of Section 3.18.1, the Group has disclosed all environmental audits, assessments or studies conducted, caused to be conducted or in its possession or control in connection with the Assets, the Owned Real Property or the Business, for the period covering the previous three (3) years.

3.19	Health

3.19.1	The operations of the Group do not contravene any Law concerning health, hygiene or worker safety.

3.19.2	The Group has not received any written notice from any Governmental Entity that it has breached any such Laws and, to the knowledge of the Seller, there exists no state of facts which could reasonably be expected to give rise to such breach.

3.20	Compliance with Laws

The Seller has conducted and continues to conduct the Business in accordance with all Laws applicable to the Group or any of its Assets.

3.21	Guarantees, Letters of Credit and Debt Instruments

Except for the Credit Agreement and as otherwise disclosed in Schedule 3.21 or in the Financial Statements, the Group (i) is not a party to or bound by or subject to any guarantee, (ii) has not applied for or issued any letters of credit and (iii) is not a party to or bound by or subject to any debt instrument or any agreement, contract or commitment to create, assume or issue any debt instrument.

3.22	Customers and Suppliers

3.22.1	Except as contained in contracts provided to the Purchaser or as reflected on the Financial Statements, the Group does not have any material obligations or liabilities to customers, except (i) with respect to deposits made by such customers and credits owed to such customers in the Ordinary Course of business since the date of the Financial Statements, which are reflected on the Books and Records, and (ii) the obligation to supply customers in the Ordinary Course of business. The Group does not have any material obligation or liability for the refund of monies to its customers other than obligations to refund deposits made by customers or credits owed to customers in the Ordinary Course of business.

3.22.2	Schedule 3.22 entitled “Customers and Suppliers” is a true and complete list of the Group’s 10 largest customers (such customers, together with Suncor Energy Marketing Inc., the “Larger Customers”) and 10 largest suppliers (such suppliers, “Larger Suppliers”) for the twelve months ended September, 2014 with respect to its Larger Customers and October, 2014 with respect to its Larger Suppliers measured by revenues for customers and volume for suppliers.

3.22.3	As of the Closing Date and except for such matters as would not have a Material Adverse Effect:

3.22.3.1	the relationships of the Group with its Larger Customers and Larger Suppliers are on the whole good commercial working relationships;

3.22.3.2	no Larger Supplier or Larger Customer has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Group;

3.22.3.3	except for market based changes, no Larger Supplier has materially increased its prices or reduced its volume discounts during the last 12 months or has notified the Group of its intent to do so;

3.22.3.4	the Group has not received any notice that any such Larger Supplier or Larger Customer intends to cancel or otherwise materially modify its relationship with the Group or to decrease materially or limit its services, supplies or materials to the Group or its usage of the services or products of the Group; and

3.22.3.5	to the knowledge of the Seller, the acquisition of the Interest by the Purchaser will not adversely affect the relationship of the Group with any such Larger Supplier or Larger Customer.

3.23	Assets and Liabilities

The only Asset owned by the Company and the only business carried on by the Company consists in the ownership of the shares of the capital stock of Kildair. The Company has no liability or obligation of any nature and has no employee. The Assets are the only assets needed, and are sufficient, to conduct the Business in the Ordinary Course. The Assets are in all material respects in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, with no material defects (excepting only miscellaneous items of immaterial value).

3.24	Books and Records

3.24.1	The Books and Records of each Group Member are complete and accurate in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and the requirements of applicable Law. Without limiting the generality of the foregoing, all material transactions of each of the Group Members have been accurately recorded in its Books and Records, in conformity with Canadian accounting standards for private enterprises.

3.24.2	The minute books and corporate records of the Group are complete and accurate in all material respects, and contain minutes of all meetings of, and original signed copies (or certified extracts) of all by-laws and resolutions and consents duly passed by the shareholders or members, as applicable, and directors, members or managers, as applicable, since the incorporation or formation of each applicable Group member; all such meetings were duly called and held and all such by-laws and resolutions and consents were duly passed or enacted. The membership interest book, registers of shareholders and members, registers of transfers and registers of directors, managers and other corporate registers are complete and accurate in all material respects and materially comply with the provisions of applicable Laws.

3.25	Disclosure.

No representation or warranty or other statement made by Seller in this Agreement, the Schedules, any supplement to the Schedules or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with the sale by the Seller of the Interest and that the Seller would not have entered into this Agreement without such representations and warranties:

4.1	No Consent or Authorization of any Person or Governmental Entity is required to be obtained by the Purchaser to effect the purchase of the Interest and the execution of this Agreement.

4.2	The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by the Purchaser of its obligations hereunder and the compliance by the Purchaser with this Agreement do not violate, contravene or breach, or constitute a default under any order, judgment, contract or commitment to which the Purchaser is subject, is bound or has made.

4.3	This Agreement constitutes a legal, valid and binding obligation of the Purchaser and is enforceable against the latter in accordance with its terms and conditions.

5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties of the Seller

The representations and warranties of the Seller contained in this Agreement or in the Schedules annexed hereto are made and given as at the Closing Date, and shall survive the Closing and, notwithstanding such Closing, any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser for a period of two (2) years from the Closing Date, except for:

5.1.1	any representation and warranty set forth in Section 3.9 (Taxes) which shall be in full force and effect until 90 days after the relevant Governmental Entities shall no longer be entitled to assess or reassess liability for Taxes against the Company or any of the Subsidiaries for a period ending before the Closing Date or which includes the Closing Date, having regard, without limitation, to any waivers given by the Company or any of the Subsidiaries in respect of any taxation year;

5.1.2	any representation and warranty set forth in Section 3.14 (Environment) which shall be in full force and effect until the expiry of the applicable prescription period;

5.1.3	for any claim based on fraud, false representation, voluntary omission, gross negligence or bad faith in respect of which there shall be no restriction or limitation as to the time in which such claim may be made; and

5.1.4	any Fundamental Representation, which shall survive and shall continue in full force and effect without restriction or limitation as to duration.

5.2	Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement are made and given as at the Closing Date, and shall survive the Closing and shall continue in full force and effect for the benefit of the Seller for a period of two (2) years from the Closing Date, except for any claim based on fraud, false representation, voluntary omission, gross negligence or bad faith which, in each case, shall be unlimited as to duration.

6.	INDEMNIFICATION

6.1	Indemnification by the Seller and AJI

Each of the Seller and AJI hereby solidarily [severally and jointly] indemnifies and holds the Purchaser harmless from and against any and all Losses which the Purchaser may suffer or incur as a result of, arising out of or relating to:

6.1.1	any violation, contravention or breach of any covenant, agreement or obligation of the Seller under or pursuant to this Agreement; or

6.1.2	any untruthfulness, incorrectness or incompleteness, falseness, misrepresentation in, or breach of, any representation or warranty made by the Seller in the Agreement or the Schedules annexed hereto.

6.2	Indemnification by the Purchaser

The Purchaser hereby indemnifies and holds the Seller harmless from and against any Losses which the Seller may suffer or incur as a result of, arising out of or relating to:

6.2.1	any violation, contravention or breach of any covenant, agreement, or obligation of the Purchaser under or pursuant to this Agreement; or

6.2.2	any untruthfulness, incorrectness or incompleteness, falseness, misrepresentation in, or breach of, any representation or warranty made by the Purchaser in the Agreement.

6.3	Notification

Promptly upon obtaining knowledge thereof, the Party being indemnified hereunder (the “Indemnified Party”) shall notify the Party providing indemnification hereunder (the “Indemnifying Party”) of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 6.

6.4	Defence of Third Party Claim

If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a “Third Party Claim”), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party’s notice under Section 6.3 and upon giving notice to the Indemnified Party within 30 calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection unless the Indemnified Party objects in writing to the choice of counsel made by the Indemnifying Party stating a serious reason for its objection, in which case the Indemnified Party shall choose counsel that is acceptable to the Indemnifying Party, acting reasonably.

6.5	No Compromise

The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, unless:

6.5.1	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action; and

6.5.2	the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

6.6	Limitation

The Seller shall become liable for any Losses suffered by the Purchaser only when total Losses in the aggregate reach $500,000.00 (the “Minimum”) and then for all Losses up to a maximum amount equal to 20% of the Purchase Price (the “Maximum”), provided however that the foregoing Minimum and Maximum shall not under any circumstances apply to or in the case of:

6.6.1	any claims or liability under, or relating to, any Tax Laws or Environmental Laws or any breach of any representation and warranty pertaining to Taxes or the Environment, which claims or liability would be limited to a maximum amount equal to the Purchase Price;

6.6.2	any claim based on fraud, false representation, voluntary omission, gross negligence or bad faith; or

6.6.3	any claim based on a breach of any Fundamental Representation.

6.7	Intervention

AJI hereby intervenes to this Agreement solely for the purpose of being liable solidarily [severally and jointly] with the Seller in respect of the indemnity provided to the Purchaser in accordance with this Article 6 and hereby waives the benefit of division and discussion.

7.	GENERAL

7.1	Expenses

Each Party shall bear its own expenses, including all fees and expenses of legal advisers, accountants, brokers (if any) and other professional advisers incurred by it in connection with the negotiation and settlement of the transactions contemplated herein.

7.2	Announcements

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated herein may be made except with the prior written consent and joint approval of the Seller and the Purchaser or if required by Law or a Governmental Entity, in which case the Party required to disclose shall use its best efforts to obtain the approval, of the other as to the form, nature and extent of the disclosure.

7.3	Notices

Any notice, offer or other communication required or permitted to be given to any Party pursuant hereto shall be in writing and shall be given by prepaid first class mail or overnight courier service to such Party at such address provided in this Section 7.3 and such mailing shall be confirmed by electronic mail sent to such Party at such electronic address on the date of such mailing, and if so mailed (and the mailing so confirmed by electronic mail), shall be deemed to have been received on the first Business Day following the date of mailing or if so delivered on the date of delivery. Any Party to whom or on whose behalf such an electronic mail has been sent, upon the request of the Party to whom the electronic mail has been sent, shall immediately furnish to the requesting Party a copy of the notice, offer or other communication in respect of which such electronic mail was sent. Any Party may, by notice given pursuant to this Section 7.3, change its address for notice to some other address. The addresses of the Parties for the purpose of this Section 7.3 are:

7.3.1	For the Purchaser:

Sprague Resources ULC

700 West Georgia St., 25th Floor

Vancouver, British Columbia

V7Y 1B3

E-mail: dmorin@kildair.com

Attention: Daniel Morin - President

With a copy to:

Sprague Operating Resources LLC

185 International Drive

Portsmouth, NH 03801

E-mail: pscoff@spragueenergy.com

Attention: Paul A. Scoff - Vice-President, General Counsel, Chief Compliance Officer and Secretary

And a copy to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West

Suite 2100

Montreal, QC

H3B 4W5

Attention:	Eric Levy
E-mail:	elevy@osler.com
Fax:	514-904-8101

For the Seller:

Sprague International Properties LLC

155 Spring Street

New York, NY 10012

E-mail: SSarsfield@axeljohnson.com

Attention: Sally Sarsfield – Authorized Representative

With a copy to:

Vinson & Elkins LLP

666 Fifth Avenue

26th Floor

New York, NY 10103-0040

Attention:	Michael J. Swidler
E-mail:	mswidler@velaw.com
Fax:	+1.917.849.5367

For the Company:

Sprague Canadian Properties LLC

155 Spring Street

New York, NY 10012

E-mail: SSarsfield@axeljohnson.com

Attention: Sally Sarsfield – Authorized Representative

For AJI:

Axel Johnson Inc.

155 Spring Street

New York, NY 10012

E-mail: SSarsfield@axeljohnson.com

Attention: Sally Sarsfield – Chief Financial Officer

7.4	Applicable Legislation

This Agreement shall be governed by and interpreted and enforced in accordance with the laws in force in the Province of Québec and the federal laws of Canada applicable therein. The Parties agree to irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Québec.

7.5	Language

The language of this Agreement and all related documentation and notices shall be in the English language. La Convention et toute la documentation qui s’y rattache ont été rédigées en anglais à la demande des Parties

7.6	Confidentiality

From and after the Closing, except as required by applicable Law, each Party (including AJI) will, and will use commercially reasonably efforts to cause its directors, members, managers, stockholders, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for its own benefit or the benefit of any other Person, the Confidential Information (except, with respect to the Purchaser and the Group, Confidential Information that is included in or otherwise related to the Assets). If a Party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such Party will (i) give the other Party prompt written notice of such requirement, (ii) consult with and reasonably assist the other Party in obtaining an injunction or other appropriate remedy to prevent such disclosure, and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing Party or such Restricted Persons may make only such disclosure that, on the advice of its counsel, in form and substance reasonably acceptable to the other Party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

7.7	Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

(Signatures appear on the following page)

SPRAGUE RESOURCES ULC

By:

		Name:	Jacques Ferraro
		Title:	Vice President, Finance and Administration

SPRAGUE INTERNATIONAL PROPERTIES LLC

By:

		Name:	Paul A. Scoff
		Title:	Vice President, General Counsel, and Secretary

SPRAGUE CANADIAN PROPERTIES LLC

By:

		Name:	Paul A. Scoff
		Title:	Vice President, General Counsel, and Secretary

TO WHICH INTERVENES:	AXEL JOHNSON INC.

By:

		Name:	Michael D. Milligan
		Title:	President and CEO

Signature page to

Share Purchase Agreement

LIST OF SCHEDULES

Schedule 1.1.47	Owned Real Property

Schedule 3.3.2	Interest

Schedule 3.4.2	Financial Statements

Schedule 3.5	Business Conducted Outside the Ordinary Course

Schedule 3.6	Encumbrances

Schedule 3.10	Litigation

Schedule 3.11	Material Contracts/Consents

Schedule 3.13	Employees

Schedule 3.14	Employee Plans

Schedule 3.15	Insurance

Schedule 3.16.1	Intellectual Property

Schedule 3.17.1	Permits and Licenses

Schedule 3.18	Environment

Schedule 3.21	Guarantees, Letters of Credit and Debt Instruments

Schedule 3.22	Customers and Suppliers